Exhibit 10.3

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into by Imago BioSciences, Inc., a Delaware corporation (the “Company”), and Wan-Jen Hong, an individual (the “Consultant”), effective as of August 27, 2022 (the “Effective Date”) with reference to the following facts:

A. The Company and the Consultant have entered into a Separation Agreement as of even date herewith (the “Separation Agreement”); and

B. The Consultant desires to provide transition and advisory services to the Company, and the Company desires to assure itself of the transition and advisory services of the Consultant, in each case, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows effective as of the Effective Date:

1.
Services. During the Consulting Period (as defined below), on a non-exclusive basis, the Consultant shall provide services to the Company by assisting the Company with clinical development and operations and such other services in the Consultant’s areas of expertise and work experience and responsibility, in each case, as may be requested in writing by the Company’s Chief Executive Officer (“Services”). During the Consulting Period, the Consultant may become an employee, director or consultant of any other company, provided, that the Consultant agrees to devote such amount of the Consultant’s business time as reasonably necessary to the performance of Services at such times and places as shall be requested in writing by the Company’s Chief Executive Officer.
2.
Term. This Agreement shall commence on the Effective Date and shall continue until the date terminated upon at least thirty (30) days prior notice by either party or, if earlier, the date the Consultant commences providing services, including, without limitation, as a director, consultant or employee, to any competitor of Group or becomes employed or otherwise provides services on a full-time basis (such period, the “Consulting Period”).
3.
Consulting Fees. Company shall pay the Consultant $400.00 per hour of Services performed (up to a maximum of $10,000 per month), payable in arrears pursuant to monthly written invoices provided by the Consultant for the Services, with undisputed charges payable within thirty (30) days from date of the Company’s receipt of the written invoice. The Consultant shall deliver a written invoice to the Company within thirty (30) days from the last day of the month during which the related Services were provided, and such written invoice shall describe in reasonable detail the Services performed. The Company shall also reimburse the Consultant for reasonable expenses that are approved in advanced by the Chief Executive Officer. For the avoidance of doubt, in accordance with the Separation Agreement, all of the Consultant’s unvested options to purchase Company common stock forfeited as of the Effective Date, and the Consultant’s vested options shall remain outstanding and exercisable through the earlier of the three (3) month anniversary of the last day of the Consulting Period or the original expiration date of the applicable option.
4.
Independent Contractor Status. The Consultant and the Company acknowledge and agree that, during the Consulting Period, the Consultant shall be an independent contractor. During the Consulting Period and thereafter, the Consultant shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company. The Company will not make deductions for taxes from any amounts paid hereunder. Personal income and self-employment taxes for amounts paid to the Consultant hereunder shall be the sole responsibility of the Consultant. The Consultant agrees to indemnify and hold the Company and the other entities released herein harmless for any tax claims or

Exhibit 10.3

penalties resulting from any failure by the Consultant to make required personal income and self-employment tax payments with respect to amounts paid hereunder.
5.
Termination.
(a)
Termination. This Agreement shall terminate on the earlier of the following:
(i)
upon 30 days prior written notice of termination by the Company or the Consultant for any reason; or
(ii)
on the date the Consultant takes any action that constitutes Cause (as defined below).
(b)
Entitlements. In the event of any termination of this Agreement, the Consultant (or, as applicable, the Consultant’s family) shall be entitled, as to all periods prior to the effective date of termination, to payment in accordance with Section 3.
(c)
Cause. For purposes of this Agreement, “Cause” means: (i) the willful and continued failure by the Consultant to perform the Services in accordance with this Agreement; (ii) the Consultant’s engagement in misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company or any affiliates, including, but not limited to, misappropriation or conversion of assets of the Company or any affiliates (other than non-material assets); (iii) the Consultant’s conviction of or plea of nolo contendere to a felony or any crime involving moral turpitude; or (iv) the Consultant’s material breach of any provision of the Confidentiality Agreement (as defined in the Separation Agreement) or this Agreement, including, but not limited to, Section 6 hereof.
6.
Confidentiality.
(a)
Company Information. During the term of this Agreement, the Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, data, inventions, developments, plans, business practices, and strategies, and those of the Company’s collaborators and business associates. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) information supplied to the Consultant with the legend “Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, customer lists and business plans; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, manufacturing processes, assays, data (including without limitation preclinical, clinical and manufacturing data), software, trade secrets, processes, compounds, product, candidates, products, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, protocols, clinical trial designs and product know‑how and show‑how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by the Consultant under this Agreement; and (v) information of third parties as to which the Company has an obligation of confidentiality.

Exhibit 10.3

The Consultant acknowledges the confidential and secret character of the Information and agrees that the Information (with the exception of information in category (v)) is the sole, exclusive and extremely valuable property of the Company. Accordingly, the Consultant shall not reproduce any of the Information without the applicable prior written consent of the the Company, use the Information except in the performance of this Agreement, nor disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, the Consultant agrees to cease using and to return to the Company all whole and partial copies of the Information.

The Consultant shall not remove from the premises of the Company or otherwise transfer to any third party any materials to which the Company provides the Consultant access, unless the Consultant has express advance written consent from the Company.

(b)
Employer Information. The Consultant agrees that the Consultant will not, during the Consultant’s engagement with the Company, improperly use or disclose any proprietary information or trade secrets of the Consultant’s former or current employers or companies with which the Consultant has or has had a consulting or other relationship, if any.

(c)
Third Party Information. The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. The Consultant agrees that the Consultant owes the Company and such third parties, both during the term of the Consultant’s engagement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party).
(d)
Statutory Immunity from Prosecution. The Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is done solely for the purpose of reporting or investigating a suspected violation of law and is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(e)
Availability of Injunctive Relief. The Consultant understands and agrees that any violation of the provisions set forth in this Section 6 shall constitute a material breach of this Agreement. The Consultant further understands and agrees that such a breach may result in irreparable injury to the Company for which there is no adequate remedy at law, and that it would

Exhibit 10.3

not be possible to precisely measure damages for such injuries. Accordingly, the Consultant agrees that in addition to any other remedies the Company is entitled to pursuant to this Agreement, the Separation Agreement or otherwise, the Company is entitled to obtain a temporary restraining order or injunction to restrain the Consultant from disclosing, or making use of, confidential information in violation of this Section 6.
7.
Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform the Consultant’s obligations hereunder (if any). The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.
8.
Non-Exclusivity. Subject to the terms of this Agreement, the Consultant retains the right to be employed by other companies and to contract with other companies or entities for the Consultant’s consulting services without restriction.
9.
Compliance with Applicable Laws. The Consultant warrants that all work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.
10.
Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
11.
Miscellaneous. This Agreement, collectively with the Separation Agreement and the Confidentiality Agreement, comprises the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between the Consultant and the Company with regard to the subject matter hereof. The Consultant acknowledges that there are no other agreements, written, oral or implied, and that the Consultant may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
12.
Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
13.
Non-Assignability of Contract by the Consultant. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of the Consultant’s rights or delegate any of the Consultant’s duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

(Signature page(s) follow)

Exhibit 10.3

IN WITNESS WHEREOF, the undersigned have caused this Consulting Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: August 11, 2022

/s/ Wan-Jen Hong

Wan-Jen Hong

IMAGO BIOSCIENCES, INC.

DATED: August 11, 2022

By: /s/ Hugh Young Rienhoff, Jr. M.D.

Name: Hugh Young Rienhoff, Jr., M.D.

Title: Chief Executive Officer

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